Exhibit 1.1

SAGE FUND
LIMITED PARTNERSHIP

SELLING AGREEMENT

This SELLING AGREEMENT is entered into as of _____ __, 2009, by and among Steben & Company, Inc., a Maryland corporation (the "General Partner"), Sage Fund, Limited Partnership, a Maryland limited partnership (the "Partnership"), and _________________(the "Selling Agent"), a (an) ___________ corporation, whose main business address is ______________________________________________________________________.

RECITALS

1.             The Partnership is a limited partnership formed to engage in the speculative trading of commodity futures contracts, other commodity interests, forward contracts and options as described in the Private Offering Memorandum of the Partnership, dated March 1,, 2009 and as may be subsequently amended (the "Memorandum").

2.             The Partnership is currently offering and selling (the "Offering") an unlimited amount of units of limited partnership interest in the Partnership (the "Units"), as described in the Memorandum. The Partnership proposes to offer and sell the Units upon the terms and conditions in this Agreement and in the Memorandum with the assistance of the Selling Agent.  The Selling Agent hereby agrees to assist in the sale of the Units on a best efforts basis.

NOW THEREFORE, the parties agree as follows:

1.             Appointment of Selling Agent

(a)            The Selling Agent is hereby appointed, and hereby accepts such appointment, as an agent of the Partnership and the General Partner during the Offering Period (as defined in §2 below) for the purpose of soliciting interest among its customers in order to find suitable and qualified subscribers for the offer and sale of the Units. The Units are more fully described in and are being sold pursuant to the terms and conditions of the Memorandum, as may be amended from time to time, the Limited Partnership Agreement and the Subscription Agreement or application, as may be amended from time to time.

(b)            The parties agree that in each transaction in Units: (i) the Selling Agent is acting as agent for the customer; (ii) as between the Selling Agent and its customers, the customer will have full beneficial ownership of all Units; and (iii) each transaction shall be for the account of the customer and not for the Selling Agent’s account.  The Selling Agent is responsible for its own conduct, for the employment, control and conduct of its employees and agents, and for injury to such employees or agents or to others through such employees or agents. The Selling Agent assumes full responsibility for its employees and agents under applicable laws and agrees to pay all employer taxes relating thereto.

2.              The Offering Period

 The "Offering Period" shall mean the period from the date hereof to the date the Offering is terminated by the General Partner.  Purchasers of Units shall be admitted as Limited Partners as of the close of the last business day of the month in which the General Partner receives and accepts their subscriptions.

3.              Compensation to Selling Agent

 As sales compensation, the General Partner shall pay the Selling Agent, on a monthly basis, 0.25% of the month-end Net Assets (as defined below) of the Units sold by the Selling Agent which remain outstanding (3% per year).  Should other classes of Units be issued in the future, the General Partner shall pay the Selling Agent such amounts as are agreed to in advance in writing by the parties.  The General Partner shall determine in its reasonable discretion whether the Selling Agent’s efforts resulted in the investment into the Partnership being made and therefore whether any compensation will be payable to the Selling Agent in accordance with the terms hereof and will take into account, among other things, whether the Subscription Agreement signed by the investor names the Selling Agent.  The Partnership is not obligated to accept the subscription of any investors and may reject any investors in its sole and absolute discretion.  Nothing contained herein shall limit or waive the right of the Partnership to require withdrawal or redemption, in whole or in part, of an investor in the Partnership.

"Net Assets" are the Partnership's assets minus its liabilities (determined in accordance with U.S. generally accepted accounting principles, or in accordance with the General Partner's reasonable judgment where such principles do not apply) including any unrealized profits and losses on the Partnership's open positions.  If and to the extent Units sold by the Selling Agent are redeemed or transferred by their original owners, the Selling Agent, beginning in the month in which such redemption or transfer occurs, shall no longer have any right to any compensation with respect thereto. The compensation to the Selling Agent hereunder shall be paid within 21 days after the General Partner receives these fees from the Partnership.

If total compensation to the Selling Agent is less than $100 per month, compensation will be paid on a semi-annual basis, paid in July and January.

If the registered representative of the Selling Agent who is responsible for the sale of the Units shall transfer his registration to another FINRA registered firm, and if the investors to which he sold Units shall also request in writing that they  become clients of the transferee firm, and if the transferee firm has or enters into a selling or servicing agreement with the Partnership, the Selling Agent agrees that the ongoing sales commissions described herein shall transfer to the transferee firm as reasonably determined by the General Partner.

If the registered representative of the Selling Agent who is responsible for the sale of the Units requests that Partnership investors be transferred to a new broker-dealer of record, the registered representative must do say in a manner that is compliant with FINRA rules and regulations, in effect at that time.

The Selling Agent shall not be considered to be a partner of the Partnership or the General Partner by virtue of this Agreement or its receipt of any of the above-described compensation nor shall the Selling Agent fractionalize or pass on any portion of such compensation. The Selling Agent shall not be entitled to any compensation in any case in which it is determined by the Partnership or the General Partner that the Selling Agent's activities were conducted in violation of, or that the receipt of such compensation would be in violation of, Federal or state securities or commodities laws, or the rules of any self-regulatory body such as the National Futures Association or the National Association of Securities Dealers.

4.             Representations and Warranties of the Partnership and the General Partner

The Partnership and the General Partner represent and warrant to the Selling Agent that:

(a)            The Memorandum does not contain any misleading or untrue statement of a material fact or omit to state a material fact which is necessary to prevent the statements made therein from being misleading.

(b)            The Partnership is duly organized and validly existing as a limited partnership under the Revised Uniform Limited Partnership Act of the State of Maryland, and has the requisite power and authority to conduct its business as described in the Memorandum.

(c)            The Units, when issued and sold pursuant to the terms hereof and of the Memorandum, will be validly issued, fully paid and not subject to additional capital calls by the limited partners of the Partnership.

(d)            The Partnership has obtained all required governmental and regulatory approvals and licenses required to conduct the Partnership's business and to offer and sell the Units as described in the Memorandum.

(e)            This Agreement has been validly executed and delivered by the Partnership and the General Partner and is the legal, valid and binding agreement of each except as rights to indemnity and contribution hereunder may be limited by Federal or state securities laws, and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

5.             Agreements of the Partnership

 The Partnership covenants and agrees with the Selling Agent as follows:

(a)            Copies of Memorandum to the Selling Agent. The Partnership shall deliver reasonable quantities of the Memorandum to the Selling Agent and any supplements thereto. The Partnership consents to the use of the Memorandum or any supplement thereto by the Selling Agent both in connection with the Offering or sale of the Units and for such period of time thereafter as the Memorandum is required by law to be delivered in connection therewith.

(b)            Notice of Supplement. The Partnership shall give the Selling Agent prompt notice of the preparation of any supplement to the Memorandum.

(c)            Blue Sky Law. The Partnership shall obtain the necessary exemption for the Units for offer and sale under the securities or Blue Sky laws in such jurisdictions as it decides to offer or sell the Units. The General Partner or the Partnership shall pay all fees and expenses (including attorneys' fees and expenses) relating to effecting exemptions for the Units under such securities or Blue Sky laws.

(d)            Offering Expenses. The General Partner or the Partnership will pay or cause to be paid all expenses in connection with (i) the preparation, printing and filing of the Memorandum, and the preparation of the Blue Sky survey, if any, and (ii) furnishing such copies of the Memorandum and all supplements thereto as may be reasonably requested for use in connection with the Offering by the Selling Agent.

6.             Representations and Warranties of the Selling Agent

The Selling Agent represents and warrants to the Partnership and the General Partner that:

(a)            The Selling Agent is a corporation duly organized and validly existing under the laws of the state of its incorporation and in each other jurisdiction in which the nature or conduct of its business requires such qualification, is a member in good standing of the Financial Industry Regulatory Authority (“FINRA") and has full power and authority to act in the manner contemplated by this Agreement and as described in the Memorandum.

(b)            The Selling Agent is in good standing and in compliance with all applicable broker-dealer registration requirements in all jurisdictions where the Units shall be offered or sold by the Selling Agent.

(c)            The Selling Agent and its representatives have obtained all required governmental and regulatory approvals and licenses to perform their obligations under this Agreement and to act as described in the Memorandum.

(d)            The performance of the obligations of the Selling Agent under this Agreement and its acting as described in the Memorandum will not violate or result in a breach of any provisions of its Articles of Incorporation or bylaws or any agreement, order, law or regulation binding upon it.

(e)            This Agreement has been duly authorized, validly executed and delivered on behalf of the Selling Agent and is the valid and binding agreement of the Selling Agent enforceable in accordance with its terms except as rights to indemnity and contribution hereunder may be limited by Federal or state securities laws, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(f)             The Selling Agent will not, directly or indirectly, pay or award any finder’s fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such adviser to advise or recommend the purchase of Units; provided, however, the normal sales commissions payable to a properly registered representative of the Selling Agent for selling Units shall not be prohibited hereby.

(g)           Neither Selling Agent nor any “person associated with” Selling Agent (an “Associated Person”) within the meaning of the U.S. General Partners Act of 1940, as amended (the “Advisers Act”), who may act on Selling Agent’s behalf hereunder is or has been the subject of or subject to any event or condition that would make Selling Agent or such Associated Person ineligible under paragraph (a)(1)(ii) of Rule 206(4)-3 under the Advisers Act to receive cash solicitation fees (a “Disqualifying Event”), except to the extent Selling Agent has received no-action or exemptive relief from the Securities and Exchange Commission permitting it to receive a cash fee for the solicitation of advisory clients notwithstanding such event or condition. Immediately upon the occurrence of any Disqualifying Event as to Selling Agent or any Associated Person described above, Selling Agent shall (i) cease all solicitation activities under this Agreement and (ii) notify the General Partner of the details involved in such Disqualifying Event. From the time of such Disqualifying Event forward, the General Partner shall cease to be obligated to continue any payments called for under this Agreement unless (i) the General Partner shall have been provided, at Selling Agent’s expense, a written opinion of counsel to the effect that continuing such payments would not result in any violation of applicable law, (ii) counsel rendering such opinion is acceptable to the General Partner in the General Partner’s reasonable discretion, and (iii) such opinion is acceptable in form and substance to the General Partner in the General Partner’s reasonable discretion.

(h)            Selling Agent shall disclose in the Subscription Agreement for the Partnership its role as Selling Agent pursuant to this Agreement, in compliance with applicable securities laws.

(i)             The foregoing and following representations, warranties, agreements and covenants of the Selling Agent shall be continuing during the term of this Agreement, and if at any time any event shall occur which could make any of the foregoing incomplete or inaccurate, the Selling Agent shall promptly notify the Partnership and the General Partner of the occurrence of such event.

7.             Agreements of the Selling Agent

The Selling Agent covenants and agrees with the Partnership and General Partner as follows:

(a)            The Selling Agent shall not offer or sell the Units by any form of "general solicitation or general advertising," including: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(b)            Any use or distribution of the Memorandum by the Selling Agent will comply with the terms of the Memorandum, with the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Commodity Exchange Act, as amended (the "CEA"), all applicable securities laws of the states (the "Blue Sky laws") in which the Selling Agent shall offer or sell the Units, and the rules promulgated under the Blue Sky laws and all such laws, and all applicable rules of the CFTC, SEC, FINRA and other governmental and/or self-regulatory organizations. In addition, the Selling Agent shall provide a copy of the current Memorandum to existing investors prior to the existing investor making an additional investment in the Partnership.

(c)            The Selling Agent covenants and agrees that it will refer to the Partnership only persons that have a substantive pre-existing relationship with the Selling Agent and that the Selling Agent reasonably believes satisfy the investment qualifications set forth in the Memorandum and Subscription Agreements (e.g., accredited investors under the Securities Act of 1933, as amended, etc.).  The Selling Agent covenants and agrees that it will conduct the offer and sale of Units in a manner that is consistent with the requirements of Regulation D or Regulation S under the Securities Act of 1933, as applicable, provided that the General Partner and the Partnership shall be responsible for the preparing and filing of Form D and any other required filings and forms with applicable regulatory authorities.

(d)            The Selling Agent shall not give any information or make any representations in connection with the Offering of Units other than those in the Memorandum. The Selling Agent will make offers to sell Units to, or solicit offers to subscribe for any Units from, only those persons who meet the suitability and qualification requirements set forth in the Memorandum and only from persons in those states where the Partnership has qualified the Offering or under circumstances where the Offering is exempt from registration in such states.

(e)            The Selling Agent shall use its best efforts to ensure that each subscription agreement obtained by it from a subscriber contains complete and accurate information.

(f)             The Selling Agent shall make every reasonable effort to determine that the purchase of Units is a suitable and appropriate investment for each person/entity to whom the Selling Agent introduces Units, based upon information provided by such person/entity.

    (g)           The Selling Agent shall make and maintain a record of each prospective investor in the Partnership to whom the Memorandum has been furnished. The Selling Agent shall provide a copy of such record to the General Partner at such time as shall be agreed by the General Partner and the Selling Agent.

(h)           All checks, drafts, wire transfers or other means of payment for Units received by the Selling Agent from subscribers shall be made payable to: "Sage Fund, L.P." The Selling Agent shall promptly upon receipt deliver to the General Partner all proceeds from the subscriptions and all completed and properly executed subscription documents relating thereto.

8.              Indemnification

8.1            The Partnership’s Agreement to Indemnify.  The Partnership will indemnify and hold the Selling Agent harmless against any and all loss, liability, claim, damage and expense (including reasonable attorneys’ and accountants’ fees and including the costs of investigating any event) arising out of or based upon (i) a material breach by the Partnership of any warranty, representation, covenant or agreement in this Agreement; (ii) any material violation of any applicable law by the Partnership (iii) Partnership’s gross negligence, willful misfeasance or bad faith with regard to its obligations under this Agreement; or (iv) actions of the Partnership, its employees and agents relating to any misrepresentation by Partnership to Seller relating to the processing of purchase and redemption orders with respect to Units and the servicing of customer accounts, or (v) any unauthorized verbal or written representations made by the Partnership or any agent or affiliate of the Partnership or the General Partner regarding the Funds, the Units or the General Partner.

8.2            The Selling Agent’s Agreement to Indemnify.  The Selling Agent will indemnify and hold the Partnership and the General Partner harmless against any and all loss, liability, claim, damage and expense whatsoever (including reasonable attorneys’ and accountants’ fees) arising out of or based upon (i) a material breach by the Selling Agent of any warranty, representation, covenant or agreement in this Agreement, (ii) any material violation of any applicable law by the Selling Agent or its agents (ii) Selling Agent’s gross negligence, willful misfeasance or bad faith with regard to its obligations under this Agreement; (iv) actions of the Selling Agent, its employees and agents relating to any misrepresentation by Selling Agent to the Partnership or the General Partner relating to the processing of purchase and redemption orders with respect to Units and the servicing of customer accounts; or (v) any unauthorized verbal or written representations made by the Selling Agent or any agent or affiliate of Selling Agent regarding the General Partner and/or the Partnership.

8.3            Indemnity Procedure.

(a)            Promptly after receipt by an indemnified party under Section 8.1 or 8.2 of notice of the commencement of an action or claim to which either such Section may apply, the indemnified party shall notify the indemnifying party in writing of the commencement of such action or claim. The failure so to notify the indemnifying party shall not relieve the indemnifying party of any liability that the indemnifying party may have to the indemnified party under either such Section, except to the extent such failure shall have materially prejudiced the indemnifying party.

(b)            In case any such action or claim shall be brought against an indemnified party and the indemnified party shall notify the indemnifying party of the commencement of such action or claim, the indemnifying party shall be entitled to participate in such action or claim and, to the extent that the indemnifying party may desire, to assume the defense of such action or claim at its own expense with counsel selected by the indemnifying party and approved by the indemnified party.  After notice from the indemnifying party to the indemnified party of the indemnifying party's election so to assume the defense of such action or claim, the indemnifying party shall not be liable to the indemnified party under either such Section for any legal, accounting, and other expenses subsequently incurred by the indemnified party in connection with the defense of such action or claim other than reasonable costs of investigation.

(c)            Notwithstanding any provision of this Section 8.3 to the contrary, if in any action or claim as to which indemnity is or may be available, an indemnified party shall reasonably determine that its interests are or may be adverse, in whole or in part, to the interests of the indemnifying party or that there may be legal defenses available to the indemnified party that are or may be different from, in addition to, or inconsistent with the defenses available to the indemnifying party, the indemnified party may retain its own counsel in connection with such action or claim and shall be indemnified by the indemnifying party for any legal, accounting and other expenses reasonably incurred by or on behalf of it in connection with investigating or defending such action or claim.

8.4            Settlement.  Neither party may consent to entry of any judgment or enter into any settlement that imposes any obligation (including the payment of money) nor liability on the other party unless the other party consents thereto in writing or such judgment or settlement includes an unqualified release for the other party.

8.5            Securities Law Violations.  Notwithstanding Sections 8.1 and 8.2 above, no party hereunder will be indemnified for violations of federal or state securities laws, or any other intentional or criminal wrongdoing.

Each of the parties to this Agreement understands that the obligations of each party pursuant to this §8 are separate and distinct.

The indemnities set forth in this §8 shall survive the termination of this Agreement and are in addition to any other obligations or liabilities the parties hereto may have

9.             Customer Privacy

(a)            Customer Information.  “Customer Information” means any information contained on a customer’s application or other form and all nonpublic personal information about a customer that a party receives from the other party.   “Customer Information” includes, by way of example and not limitation, name, address, telephone number, social security number, health information and personal financial information (which may include customer account number).

(b)            Usage.  The parties understand and acknowledge that they may be financial institutions subject to applicable federal and state customer and consumer privacy laws and regulations, including Title V of the Gramm-Leach-Bliley Act (15 U.S.C. 6801, et seq.) and regulations promulgated thereunder (collectively, the “Privacy Laws”), and any Customer Information that one party receives from the other party is received with limitations on its use and disclosure.  The parties agree that they are prohibited from using the Customer Information received from the other party other than:

1)	as required by law, regulation or rule, or

2)
to carry out the purposes for which one party discloses Customer Information to the other party under the Selling Agreement(s), including use under an exception permitted by Privacy Laws in the ordinary course of business to carry out the purposes of such Agreement(s).

(c)            Nondisclosure.  Subject to the provisions of Usage above, the parties will not disclose the Customer Information to any other person without prior written permission from the other party.

(d)            Safeguarding Customer Information. The parties shall establish and maintain safeguards against the unauthorized access, destruction, loss, or alteration of Customer Information in their control which are no less rigorous than those maintained by a party for its own information of a similar nature. In the event of any improper disclosure of any Customer Information, the party responsible for the disclosure will immediately notify the other party.

(e)            Survivability. The provisions of this Confidentiality Amendment shall survive the termination of the Selling Agreement(s).

10.           Termination

The agency of the Selling Agent hereunder is terminable by the General Partner at any time upon at least 10 days written notice to the Selling Agent.  Upon such termination (except for cause as defined below), the General Partner shall have the continuing obligation to the Selling Agent for the compensation set forth in §3 hereof, but only with respect to Units sold before the date of such termination. The Selling Agent may terminate this Agreement upon 10 days' written notice to the General Partner.

If termination is for cause, however, the General Partner shall have no continuing obligations to the Selling Agent. "Cause" shall mean:

(a)            the continued failure by the Selling Agent to substantially perform the duties set forth in §7 above after receipt of prior written notice by the General Partner to the Selling Agent, and the Selling Agent's failure to cure or take such action as will reasonably cure the failure of the Selling Agent to so perform;

(b)            the material breach by the Selling Agent of any representation or warranty made, or agreement to be performed, by it pursuant to this Agreement;

(c)            a material violation or breach of, or material failure to comply with, a material rule of any national securities association, national futures association, national securities exchange or board of trade of which the Selling Agent is, or is required to be, a member;

(d)            any material violation of any federal or state securities or federal commodities law or regulation;

(e)            the denial, revocation or other failure to obtain and maintain any license, consent or authorization necessary for the Selling Agent to conduct its business as presently conducted or to duly perform its obligations under this Agreement; or

(f)             the engagement by the Selling Agent in conduct which is demonstrably and materially injurious to the Partnership or the General Partner.

The respective indemnities, representations and warranties set forth in this Agreement shall survive any termination of this Agreement.

11.           Prevention of Money Laundering

11.1          The Selling Agent shall use due diligence to learn the essential facts relative to every person or entity (and the beneficial owners thereof) for whom or which orders for the purchase of Units are effected and shall follow procedures that are at least equivalent to those then-required by the USA Patriot Act and regulations adopted thereunder (and their successor laws, rules and regulations) on prevention of the use of the financial system for the purposes of money laundering.  In the event that the General Partner requires information or is required by any competent authority to provide information as to the identity of investors or in the event that any form of money laundering is suspected, the Selling Agent agrees to make a full disclosure of such information to the General Partner, its representatives and all appropriate authorities.  Where the Selling Agent is a resident in a country other than the United States which is a member of the Financial Action Task Force, such disclosure shall be made to the extent provided by local law.  The Selling Agent will retain the evidence of verification of identity and records of all transactions for at least five years following the ending of the relationship with any person for whom or which orders for the subscription of Units have been effected.

11.2          The General Partner reserves the right to seek and the Selling Agent agrees to supply to the General Partner or any designated representative of the General Partner, without undue delay, such documentation as it may request in order to satisfy itself as to the essential facts relative to the Selling Agent and any suspected or potential money laundering.  If the Selling Agent fails to supply such documentation as requested by the General Partner and/or the designated representative of the General Partner within a reasonable period of time, this Agreement may be terminated for Cause at the sole discretion of the General Partner immediately in writing.

11.3          The Selling Agent warrants and agrees to indemnify and hold harmless the Partnership and the General Partner from all liabilities, losses, damages, claims and expenses, including attorney’s and other legal fees, in connection with the foregoing.

12.           Miscellaneous

(a)            Complete Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it is in writing and signed by the party against whom enforcement is sought.

(b)            Assignment. The General Partner may, in its sole discretion, assign this Agreement to an affiliated corporation. This Agreement may not otherwise be assigned by either party without the prior written consent of the other party. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns.

(c)            Amendment; Waiver. This Agreement may not be amended except by the written consent of the parties. No waiver of any provision of this Agreement may be implied from any course of dealing between the parties or from any failure by a party to assert its rights under this Agreement on any occasion or series of occasions.

(d)            Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any law, ruling, rule or regulation, the remainder of this Agreement, or the application of the provision to persons or circumstances other than those as to which it is held inconsistent, shall not be affected thereby.

(e)            Notices. All notices required or desired to be delivered under this Agreement shall be in writing and shall be effective when delivered personally on the day delivered, or, when given by registered or certified mail, postage prepaid, return receipt requested, on the day of receipt, addressed as follows (or to such other address as the party entitled to notice shall designate):

If to the Partnership and the General Partner:	Steben & Company, Inc. 2099 Gaither Road, Ste. 200 Rockville, MD 20850 Attention: Kenneth E. Steben, President

If to the Selling Agent:	At the address set forth below.

(f)             Survival. The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

(g)            Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without giving effect to its conflicts of law principles.

(h)            Arbitration.  The parties waive their right to seek remedies in court, including and right to jury trial.  Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Section 5(g) hereof), or regarding the interpretation thereof, shall be resolved exclusively by arbitration conducted in county, city and state of New York in accordance with the rules of the FINRA applying the laws of New York.  Disputes shall not be resolved in any other forum or venue.  The parties agree that (i) discovery shall not be permitted except as required by the rules of FINRA, (ii) the arbitrator(s) shall be knowledgeable in industry standards and practices and the matters giving rise to the dispute; (iii) the arbitrator(s) shall not have the power and authority to award punitive damages; (iv) the authority of the arbitrators(s) shall be limited to construing and enforcing the terms and conditions of this Agreement as expressly set forth herein; and (v) the arbitrator(s), if allowed by the rules, shall state the reasons for their award and their legal and factual conclusions underlying the award in a written opinion.  The award of the arbitrator(s), or a majority of them, shall be final, and judgment upon the award may be confirmed and entered in any court, state or federal, having jurisdiction.

(i)             Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute one original Agreement.

(j)             Headings. Headings to sections and subsections in this Agreement are for the convenience of the parties and are not a part of or affect the meaning of this Agreement.

(k)            Complaints.  Each party agrees to notify the other party(ies) in the event that it receives a customer complaint in connection with sales pursuant to this agreement.  Each party agrees that it will cooperate with the other parties in resolving such complaint.  Each party also agrees to cooperate in any regulatory examination of a party to the extent it involves this Agreement.

(l)             Non-Exclusivity.  This Agreement is not exclusive. The parties shall be free to enter into selling agreements with other persons or firms, some or all of whom maybe in competition with parties to this Agreement.

IN WITNESS WHEREOF this Selling Agreement has been executed for and on behalf of the undersigned as of the date first above written.

SAGE FUND
LIMITED PARTNERSHIP	Selling Agent:

By: Steben & Company, Inc.
Its General Partner	By

Print Name
By: Kenneth E. Steben, President
Title
STEBEN & COMPANY, INC.

By: Kenneth E. Steben, President	Address